NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • FrankONeil@ProAssurance.com

ProAssurance Reports Results for Fourth Quarter 2018
BIRMINGHAM, AL – (PRNewswire) – February 21, 2019 – ProAssurance Corporation (NYSE: PRA) reports the following results for the quarter and year ended December 31, 2018:

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
	Three Months Ended December 31			Year Ended December 31
($ in thousands, except per share data)	2018	2017	% Change	2018	2017	% Change
Revenues
Gross premiums written*	$211,697	$191,744	10.4%	$957,311	$874,876	9.4%
Net premiums written	$182,684	$167,434	9.1%	$834,914	$764,018	9.3%
Net premiums earned	$202,033	$182,972	10.4%	$818,853	$738,531	10.9%
Net investment income	$24,207	$26,070	(7.1%)	$91,884	$95,662	(3.9%)
Equity in earnings (loss) of unconsolidated subsidiaries	$(3,300)	$(455)	(625.3%)	$8,948	$8,033	11.4%
Net realized investment gains (losses)	$(46,139)	$(2,401)	(1,821.7%)	$(43,488)	$16,409	(365.0%)
Other income (expense)*	$2,677	$2,933	(8.7%)	$9,833	$7,514	30.9%
Total revenues*	$179,478	$209,119	(14.2%)	$886,030	$866,149	2.3%
Expenses
Net losses and loss adjustment expenses	$154,089	$105,102	46.6%	$593,210	$469,158	26.4%
Underwriting, policy acquisition and operating expenses*	$59,742	$63,647	(6.1%)	$238,556	$235,753	1.2%
Total expenses*	$218,021	$174,885	24.7%	$857,005	$737,526	16.2%
Income tax expense (benefit)	$(14,093)	$16,892	(183.4%)	$(18,032)	$21,359	(184.4%)
Net income (loss)	$(24,450)	$17,342	(241.0%)	$47,057	$107,264	(56.1%)
Non-GAAP operating income	$9,669	$29,517	(67.2%)	$79,527	$108,538	(26.7%)
Weighted average number of common shares outstanding
Diluted	53,791	53,686	0.2%	53,749	53,611	0.3%
Earnings per share
Net income (loss) per diluted share	$(0.46)	$0.32	(243.8%)	$0.88	$2.00	(56.0%)
Non-GAAP operating income per diluted share	$0.18	$0.55	(67.3%)	$1.48	$2.02	(26.7%)
* Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 16 of the Notes to Consolidated Financial Statements in the December 31, 2018 Form 10-K for amounts by line item.

CONSOLIDATED KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2018	2017	2018	2017
Current accident year net loss ratio	88.6%	81.7%	83.7%	81.7%
Effect of prior accident years’ reserve development	(12.3%)	(24.3%)	(11.3%)	(18.2%)
Net loss ratio	76.3%	57.4%	72.4%	63.5%
Expense ratio	29.6%	34.8%	29.1%	31.9%
Combined ratio	105.9%	92.2%	101.5%	95.4%
Operating ratio	93.9%	78.0%	90.3%	82.4%
Return on equity*	(6.3%)	4.0%	3.0%	6.3%
* Quarterly computations of ROE are annualized

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Management Commentary
“In 2018 we faced a number of challenges: a very competitive insurance market, a developing loss environment in our medical professional liability line, further catastrophe losses at Lloyd’s and a volatile investment market. However, we have maintained our profitability and we can point to a number of positive developments such as the overall performance of our Workers’ Compensation Insurance segment, along with solid retention, new business gains and higher renewal pricing in our Specialty P&C segment. These reinforce our confidence in our long-term strategy that positions us for future success. At the same time, we also acknowledge that there is work to be done, especially as regards our investment at Lloyd’s. As mentioned in our previous release of preliminary results, we are disappointed in the financial performance of that investment and we are working with our colleagues in London to address our concerns. Our strategic review of this business will focus on the profitability of the overall business, the volatility in our quarterly earnings that this business has created as well as the appropriate level of our participation with the Syndicate,” said Stan Starnes, the Chairman and Chief Executive Officer of ProAssurance.
Fourth Quarter 2018 Highlights

•
Consolidated gross premiums written increased by $20.0 million, a 10.4% increase over the fourth quarter of 2017. In our Lloyd’s Syndicates segment, gross premiums written increased to $25.8 million. Gross premiums written grew 7.7% in our Workers’ Compensation Insurance segment and 3.9% in our Segregated Portfolio Cell Reinsurance segment, quarter-over-quarter, to $65.0 million and $16.8 million, respectively. Gross premiums written in our Specialty P&C segment were essentially unchanged, quarter-over-quarter.

•
Net premiums earned increased $19.1 million, or 10.4% quarter-over-quarter. Net premiums earned in our Lloyd’s Syndicates segment were $18.1 million. Net premiums earned were up 23.8% compared to the year-ago quarter in our Workers’ Compensation Insurance segment to $50.8 million, and up 12.2% in our Segregated Portfolio Cell Reinsurance segment, to $19.7 million. The quarter-over-quarter increase in net premiums earned in our Specialty P&C segment was 0.8%, or approximately $900,000.

•	Our coordinated sales & marketing programs produced $3.4 million of business in the quarter.

•
Our consolidated current accident year net loss ratio was 88.6%, an increase of approximately seven points over the prior year’s quarter primarily due to higher natural catastrophe-related losses in the fourth quarter of 2018 as compared to 2017 in our Lloyd's Syndicates segment and the continued caution we are exercising in our view of potential loss severity trends in the healthcare professional liability line within our Specialty P&C segment.

•	Net favorable development in the fourth quarter of 2018 was $25.0 million, compared to $44.3 million in the prior year quarter.

•
The consolidated underwriting expense ratio was 29.6%, a quarter-over-quarter decline of approximately five points, due to the increase in net premiums earned in the fourth quarter, as well as a $3.9 million decrease in underwriting, policy acquisition and operating expenses.

•
Net realized investment losses were $46.1 million in the quarter, primarily reflecting mark-to-market adjustments in our equity trading portfolio. This compares to net realized investment losses of $2.4 million in the final quarter of 2017.

•
Our consolidated net investment result was $20.9 million, a decline of $4.7 million as compared to the fourth quarter 2017; net investment income was $24.2 million, a $1.9 million decrease, quarter-over-quarter, primarily due to lower earnings from our fixed income portfolio as we have reduced our municipal bond holdings as a result of tax reform.

•	We had a tax benefit of $14.1 million in the quarter, compared to a tax expense of $16.9 million in the fourth quarter of 2017 primarily driven by the pre-tax loss.

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Full Year 2018 Highlights

•	Consolidated gross premiums written were $957.3 million in 2018, a 9.4% increase over 2017, with year-over-year increases in all operating segments.

•	Net premiums earned were $818.9 million in 2018, an increase of 10.9%. Again, all operating segments saw a year-over-year increase in net premiums earned.

•	Our coordinated sales & marketing programs produced $19.5 million of business in 2018, compared to $16.3 million in 2017.

•
Our consolidated current accident year net loss ratio increased two points year-over-year, to 83.7%. The current accident year net loss ratio in our Specialty P&C segment increased approximately four points due to the continued caution we are exercising in our view of potential loss severity trends in the healthcare professional liability line. The current accident year net loss ratio in our Workers’ Compensation Insurance segment increased approximately two points due to increased claim severity. These increases were somewhat offset by a decline of approximately five points in our Lloyd’s Syndicates segment, and approximately three points in our Segregated Portfolio Cell Reinsurance segment.

•
Net favorable development in 2018 was $92.1 million, compared to $134.4 million in 2017. In our Specialty P&C segment, favorable development was $77.0 million, in our Workers’ Compensation Insurance segment favorable development was $8.1 million, and there was $9.0 million of favorable development in our Segregated Portfolio Cell Reinsurance segment. Our Lloyd’s Syndicates segment had unfavorable development of $2.0 million.

•
The consolidated underwriting expense ratio was 29.1%, a year-over-year decline of almost three points primarily due to an increase in net premiums earned across all of our operating segments and, to a lesser extent, a decrease in operating expenses in our Corporate segment.

•
Net realized investment losses were $43.5 million in 2018, primarily reflecting market volatility in 2018, which caused our equity securities to decline in value. This compares to net realized investment gains of $16.4 million in 2017.

•
Our consolidated net investment result was $100.8 million, a decline of $2.9 million or 2.8% year-over year, primarily attributable to a decrease in net investment income due to reduced earnings from our fixed income portfolio which reflected lower average investment balances.

•
We had a tax benefit of $18.0 million in 2018, compared to a tax expense of $21.4 million in 2017 primarily due to lower pre-tax income, a lower corporate tax rate, a portion of our investment income being tax-exempt and our ability to utilize tax credits in the current tax year as well as the previous tax year through carryback provisions of the tax law.

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Non-GAAP Financial Measures
Non-GAAP operating income is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income, we have excluded the after-tax effects of the items listed in the following table that do not reflect normal operating results. We believe Non-GAAP operating income presents a useful view of the performance of our insurance operations; however, it should be considered in conjunction with net income computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income:

RECONCILIATION OF NET INCOME TO NON-GAAP OPERATING INCOME
	Three Months Ended December 31		Year Ended December 31
(In thousands, except per share data)	2018	2017	2018	2017
Net income (loss)	$(24,450)	$17,342	$47,057	$107,264
Items excluded in the calculation of Non-GAAP operating income:
Net realized investment (gains) losses	46,139	2,401	43,488	(16,409)
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	(2,922)	891	(2,535)	3,083
Guaranty fund assessments (recoupments)	(29)	(4)	148	(157)
Pre-tax effect of exclusions	43,188	3,288	41,101	(13,483)
Tax effect (2)	(9,069)	(1,151)	(8,631)	4,719
After-tax effect of exclusions	34,119	2,137	32,470	(8,764)
Non-GAAP operating income, before tax reform adjustments	9,669	19,479	79,527	98,500
Tax reform adjustments excluded in the calculation of Non-GAAP operating income:
Adjustment of deferred taxes upon the change in corporate tax rate (3)	—	6,541	—	6,541
Adjustment of deferred taxes upon the change in limitation of future deductibility of certain executive compensation (3)	—	3,497	—	3,497
Non-GAAP operating income	$9,669	$29,517	$79,527	$108,538
Per diluted common share:
Net income (loss)	$(0.46)	$0.32	$0.88	$2.00
Effect of exclusions	0.63	0.23	0.60	0.02
Non-GAAP operating income per diluted common share	$0.18	$0.55	$1.48	$2.02
(1) Net realized investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment and the portion of operating earnings, including the gain or loss, net of our participation, is due to the external cell participants through the SPC dividend expense (income). To be consistent with our exclusion of net realized investment gains (losses) recognized in earnings, we are excluding the portion of net realized investment gains (losses) that is included in the SPC dividend expense (income) which is due to the external cell participants.

(2) The annual expected incremental tax rate for 2018 is 21% as compared to 35% for 2017, associated with the taxable or tax deductible items listed above. Excluding certain discrete items, which are tax effected at the annual expected incremental tax rate in the period they are included in net income, the effective tax rate for each period was applied to these items in calculating net income. See further discussion under the heading "Taxes" in the Executive Summary of Operations section of our 2018 Form 10-K filed on February 21, 2019.

(3) Due to tax reform enacted by the TCJA, we remeasured our deferred tax assets and liabilities based on the newly enacted tax rate of 21% and recognized a charge of $6.5 million, which is included as a component of income tax expense from continuing operations for the three months and year ended December 31, 2017. In addition, we made a reasonable estimate of the effects on our deferred tax asset balances at December 31, 2017 as it related to the limitation on the future deductibility on certain executive compensation and recorded a provisional charge to income tax expense of $3.5 million for the three months and year ended December 31, 2017. During 2018, we were able to complete our accounting for the impact of the TCJA on our December 31, 2017 deferred tax asset balances related to executive compensation; no measurement period adjustment was recorded in 2018 as a result.

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BALANCE SHEET HIGHLIGHTS
(In thousands, except per share data)	December 31, 2018	December 31, 2017
Total investments	$3,349,382	$3,686,528
Total assets	$4,600,726	$4,929,197
Total liabilities	$3,077,724	$3,334,402
Common shares (par value $0.01)	$630	$628
Retained earnings	$1,571,847	$1,614,186
Treasury shares	$(417,277)	$(418,007)
Shareholders’ equity	$1,523,002	$1,594,795
Book value per share	$28.39	$29.83
Capital Management
In November 2018, our Board of Directors declared a special dividend of $0.50 per share in addition to a regular dividend of $0.31 per share; both were paid on January 9, 2019. We remain dedicated to effective capital management as evidenced by our return of more than $2.0 billion to shareholders in the form of regular and special dividends in the eleven years the current management team has been in place.
Conference Call Information
ProAssurance management will discuss fourth quarter and year end 2018 results and other topics of interest to investors during a conference call at 9:30 a.m. ET on Friday, February 22, 2019. We invite anyone who would like to participate in the call to dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145; no access code is required. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least December 31, 2019 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088, using access code 10128025. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for twelve straight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Gross premiums written	$121,060	$121,292	(0.2%)	$577,196	$549,323	5.1%
Net premiums written	$99,546	$103,327	(3.7%)	$494,148	$466,621	5.9%
Net premiums earned	$113,434	$112,535	0.8%	$491,787	$449,823	9.3%
Total revenues	$115,333	$114,280	0.9%	$497,631	$455,511	9.2%

Net losses and loss adjustment expenses	$91,687	$67,738	35.4%	$384,431	$285,250	34.8%
Underwriting, policy acquisition and operating expenses	$28,589	$29,369	(2.7%)	$112,419	$107,972	4.1%
Segregated portfolio cell dividend expense (income)	$—	$—	—%	$—	$5,181	(100.0%)
Total expenses	$120,276	$97,107	23.9%	$496,850	$398,403	24.7%
Segment operating results	$(4,943)	$17,173	(128.8%)	$781	$57,108	(98.6%)

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2018	2017	2018	2017
Current accident year net loss ratio	100.3%	93.4%	93.8%	89.9%
Effect of prior accident years’ reserve development	(19.5%)	(33.2%)	(15.6%)	(26.5%)
Net loss ratio	80.8%	60.2%	78.2%	63.4%
Underwriting expense ratio	25.2%	26.1%	22.9%	24.0%
Combined ratio	106.0%	86.3%	101.1%	87.4%
Gross premiums written in the Specialty P&C segment were $121.1 million, essentially unchanged from the prior year quarter. In the quarter, our physician premiums declined $3.7 million due to the timing of the renewal of a few large policies that resulted in the shifting of approximately $5.0 million of expiring premium into the first quarter of 2019 and, to a lesser extent, a decline in our medical technology premiums due to retention losses. This was largely offset by a
$4.8 million increase in facilities premiums driven largely by new business. For the year, gross premiums written were $577.2 million, a 5.1% increase as compared to 2017. The increase was primarily driven by the effect of a loss portfolio transfer entered into during the second quarter of 2018 which resulted in $26.6 million of one-time premium written and fully earned during the year. Physician premiums declined $13.2 million primarily due to the aforementioned shifting in renewal dates and the normal cycle of renewals of twenty-four month physician policies. Facilities premium increased 36.3% or $17.3 million compared to 2017.
New business in the fourth quarter of 2018 totaled $13.1 million, including $4.9 million of new physician business and $6.6 million of new healthcare facilities business. For the year, new business written was $47.9 million, including
$19.8 million of new business in each of the physician and healthcare facilities lines.
Renewal pricing on physician business, the largest source of revenue in this segment, increased 2% quarter-over-quarter, and renewal pricing in our healthcare facilities line was 7% higher, quarter-over-quarter. For the year, renewal pricing on physician business increased 3% and renewal pricing in our healthcare facilities line was 7% higher.
Our premium retention rate in physician professional liability, the largest line in this segment, was 88% in the quarter, down from 92% in the year-ago quarter; premium retention in healthcare facilities, which can be more volatile given the size of average premiums and competition, was 88% compared to 83% in the fourth quarter of 2017. For 2018, physician premium retention was 90%, unchanged from 2017, and healthcare facilities premium retention was 87%, a one point improvement compared to the prior year.

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The current accident year net loss ratio was 100.3%, an increase of approximately seven points over fourth quarter 2017. The majority of that increase resulted from our consideration of potential higher severity trends associated with large, more complex risks. We have not seen these expected losses manifest themselves in our paid losses, however we remain concerned about trends in the broader market. The year-over-year increase in the current accident year net loss ratio of approximately four points reflects the same concerns.
Net favorable loss development, which is also affected by our cautious analysis of current loss trends, was $22.0 million, compared to $37.4 million in the year-ago quarter, and was $77.0 million for the year compared to $119.4 million in 2017.
WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Gross premiums written	$64,959	$60,314	7.7%	$293,230	$264,048	11.1%
Net premiums written	$44,769	$39,413	13.6%	$195,350	$173,566	12.6%
Net premiums earned	$50,848	$41,063	23.8%	$186,079	$163,309	13.9%
Total revenues	$51,432	$41,443	24.1%	$188,491	$165,405	14.0%

Net losses and loss adjustment expenses	$30,689	$22,714	35.1%	$118,483	$102,233	15.9%
Underwriting, policy acquisition and operating expenses	$14,147	$13,664	3.5%	$55,693	$52,576	5.9%
Total expenses	$44,836	$36,378	23.3%	$174,176	$154,809	12.5%
Segment operating results	$6,596	$5,065	30.2%	$14,315	$10,596	35.1%

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2018	2017	2018	2017
Current accident year net loss ratio	68.0%	66.5%	68.0%	66.1%
Effect of prior accident years’ reserve development	(7.6%)	(11.2%)	(4.3%)	(3.5%)
Net loss ratio	60.4%	55.3%	63.7%	62.6%
Underwriting expense ratio	27.8%	33.3%	29.9%	32.2%
Combined ratio	88.2%	88.6%	93.6%	94.8%
The Workers’ Compensation Insurance segment year end operating result increased 35.1% to $14.3 million. Both the quarter-over-quarter and full year increase in the Workers’ Compensation Insurance segment operating results reflected an increase in net premiums earned and a decrease in the underwriting expense ratio, partially offset by an increase in the net loss ratio. This resulted in improvements in both the quarterly and year end combined ratios compared to 2017. The year-end 2018 combined ratio of 93.6% improved 1.2 points compared to 2017.
Gross premiums written increased 7.7% in the fourth quarter of 2018 compared to the same period in 2017 driven by premium retention of 85% and an increase in audit premium, partially offset by a renewal rate decrease of 2% and a decrease in new business writings, both reflective of a very competitive workers’ compensation marketplace. Audit premium totaled $2.3 million in the fourth quarter of 2018 compared to $1.3 million in 2017. New business decreased to $10.2 million for the fourth quarter of 2018 compared to $14.9 million in the fourth quarter of 2017, which contained the initial production from the Great Falls Insurance Company renewal rights transaction. For the year ended December 31, 2018, gross premiums written were $293.2 million, an increase of $29.2 million or 11.1%, and included new business of $51.5 million compared to $47.7 million in 2017, premium renewal retention of 86% and renewal rate decreases of 1%. The year-over-year growth trend was driven by the success of the Great Falls transaction and consistent production results across our operating territories.
The increase in the calendar year net loss ratio in the quarter reflected an increase in the current accident year net loss ratio and overall favorable trends in prior accident year claim closing patterns which resulted in net favorable development

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of $3.9 million in 2018 compared to $4.6 million in 2017. The increase in the current accident year net loss ratio from 66.1% in 2017 to 68.0% in 2018 is due to an increase in severity-related claim activity in 2018 related to economic growth trends. For the year ended December 31, 2018, net favorable loss reserve development was $8.0 million compared to
$5.7 million for 2017. The 2018 net favorable loss reserve development reflected better than expected claim results primarily related to accident years 2015 and 2016.
The quarter-over-quarter and full year decrease in the underwriting expense ratio reflected the increase in net premiums earned and the continued effective management of general expenses.
SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Gross premiums written	$16,830	$16,195	3.9%	$85,086	$77,675	9.5%
Net premiums written	$14,838	$14,280	3.9%	$75,547	$68,862	9.7%

Net premiums earned	$19,692	$17,546	12.2%	$73,940	$68,197	8.4%
Net investment income	466	290	60.7%	1,566	1,059	47.9%
Net realized gains (losses)	(3,615)	1,199	(401.5%)	(3,149)	3,914	(180.5%)
Other income	35	32	9.4%	211	115	83.5%
Net losses and loss adjustment expenses	(11,165)	(11,148)	0.2%	(38,726)	(37,455)	3.4%
Underwriting, policy acquisition and operating expenses	(6,357)	(5,526)	15.0%	(22,426)	(20,764)	8.0%
SPC net operating results	(944)	2,393	(139.4%)	11,416	15,066	(24.2%)
Segregated portfolio cell dividend (expense) income (1)	665	(1,694)	(139.3%)	(9,122)	(10,590)	(13.9%)
Segment operating results (2)	$(279)	$699	(139.9%)	$2,294	$4,476	(48.7%)
(1) Represents the operating (profit) loss due to external cell participants.
(2) Represents our share of the operating profit (loss) of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2018	2017	2018	2017
Current accident year net loss ratio	60.3%	75.4%	64.5%	67.4%
Effect of prior accident years’ reserve development	(3.6%)	(11.9%)	(12.1%)	(12.5%)
Net loss ratio	56.7%	63.5%	52.4%	54.9%
Underwriting expense ratio	32.3%	31.5%	30.3%	30.4%
Combined ratio	89.0%	95.0%	82.7%	85.3%
The 2018 quarterly operating loss of approximately $300,000 and the operating profit of $2.3 million for the year ended December 31, 2018 represent our share of the operating results from segregated portfolio cell programs in which we participate to a varying degree. The decrease in the 2018 segment operating result as compared to 2017 was primarily driven by unrealized investment losses in the fourth quarter of 2018.
Gross written premiums were $16.8 million for the fourth quarter of 2018 compared to $16.2 million in 2017. Premium retention for worker’s compensation business in the segregated portfolio cells, which is the majority of the business, was 88% in the fourth quarter of 2018 and renewal pricing decreased 1% compared to renewal pricing decreases of 3% in 2017. New business was $1.3 million in the fourth quarter of both 2018 and 2017. We renewed all six of the alternative market programs that were available for renewal in the fourth quarter and 22 of 23 during 2018. For the year ended December 31, 2018, gross premiums written were $85.1 million, an increase of $7.4 million or 9.5%, and included new business of $8.3 million compared to $9.9 million in 2017, premium renewal retention of 91% and renewal rate remained unchanged as compared to 2017.

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The decrease in the current accident year net loss ratio is due to a decrease in large claim activity in 2018 compared to 2017. There were no reinsured claim occurrences in the fourth quarter of 2018 compared to four in 2017. Favorable trends in prior accident year claim closing patterns resulted in net favorable development of approximately $719,000 in the fourth quarter of 2018 compared to $2.1 million for the same period in the prior year. For the year ended December 31, 2018, net favorable loss reserve development was $9.0 million compared to $8.5 million for 2017.
The 2018 net favorable loss reserve development reflected better than expected claim results primarily related to accident years 2015 through 2017.
The expense ratio in the Segregated Portfolio Cell Reinsurance segment reflected the ceding commission percentage paid to the Workers’ Compensation Insurance and Specialty P&C segments for insurance services provided to the segregated portfolio cell programs. The ceding commissions are reflected in the respective segments as a reduction to underwriting expenses.
LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Gross premiums written	$25,797	$13,229	95.0%	$88,746	$70,224	26.4%
Net premiums written	$23,531	$10,414	126.0%	$69,869	$54,969	27.1%
Net premiums earned	$18,059	$11,828	52.7%	$67,047	$57,202	17.2%
Net investment income	$987	$542	82.1%	$3,358	$1,736	93.4%
Other gains (losses)	$19	$166	(88.6%)	$(138)	$(1,369)	89.9%
Total revenues	$19,065	$12,536	52.1%	$70,267	$57,569	22.1%

Net losses and loss adjustment expenses	$20,548	$3,502	486.8%	$51,570	$44,220	16.6%
Underwriting, policy acquisition and operating expenses	$7,938	$7,176	10.6%	$31,686	$26,963	17.5%
Total expenses	$28,486	$10,678	166.8%	$83,256	$71,183	17.0%
Total income tax expense (benefit)	$38	$(73)	152.1%	$(317)	$(568)	44.2%
Segment operating results	$(9,459)	$1,931	(589.8%)	$(12,672)	$(13,046)	2.9%

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2018	2017	2018	2017
Current accident year net loss ratio	104.5%	31.6%	74.0%	78.7%
Effect of prior accident years’ reserve development	9.3%	(2.0%)	2.9%	(1.4%)
Net loss ratio	113.8%	29.6%	76.9%	77.3%
Underwriting expense ratio	44.0%	60.7%	47.3%	47.1%
Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag, except in quarters such as this one in which the projected or known material effects of an event are able to be reported in the current reporting quarter. This segment currently represents our 62% participation in Syndicate 1729 at Lloyd’s of London and our 100% participation in Syndicate 6131, a special purpose arrangement (SPA), focusing on contingency and specialty property business that is underwritten on a quota share basis with Syndicate 1729. Additionally, results associated with the majority of investment assets solely allocated to Syndicate operations and certain U.S. paid administrative expenses are, and have been, reported currently for each period.
Gross premiums written in the quarter were $25.8 million, an increase of $12.6 million over the year ago quarter primarily reflecting our increased participation in the operating results of Syndicate 1729, our participation in the operating results of Syndicate 6131 and, to a lesser extent, the effect of reinstatement premiums received in 2018 in connection with

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natural catastrophe and property losses. Gross premiums written for 2018 increased to $88.7 million, driven largely by the greater participation in the results of the two Syndicates and the reinstatement premiums.
Net premiums earned were $18.1 million, an increase of $6.2 million over the final quarter of 2017. For the year ended December 31, 2018, net premiums earned were $67.0 million, an increase of $9.8 million compared to a year ago. As in prior quarters, this increase primarily reflected an increased amount of business sourced in the open market, where premium is earned over twelve months, as opposed to business written under delegated underwriting authority, where premium is earned over twenty-four months.
Net losses in the fourth quarter were $20.5 million, which includes estimated losses resulting from Hurricane Michael that we would normally report with our first quarter 2019 results. However, given the availability and materiality of the estimated storm-related losses, we accelerated our reporting of an estimated $6.8 million of pre-tax losses, net of reinstatement premiums, into the fourth quarter of 2018. This is consistent with our policy of disclosing significant losses in the quarter which they become known to us. For 2018, net losses were $51.6 million compared to $44.2 million in 2017. Increased natural catastrophe and property losses drove the increases in both periods.
In the fourth quarter of 2018, our current accident year net loss ratio was 104.5% as compared to 31.6% in the year-ago quarter. Year-over-year, the current accident year net loss ratio decreased from 78.7% in 2017 to 74.0% in 2018. These ratios reflected increased natural catastrophe and property losses from the volcanic eruptions in Hawaii and storm damage related to Hurricanes Florence and Michael, with loss estimates from Hurricane Michael being accelerated into the fourth quarter as described above. There was $1.7 million of unfavorable development in the quarter, compared to favorable development of approximately $200,000 in the year-ago quarter. This drove unfavorable development for the year to
$2.0 million as compared to favorable development of approximately $800,000 in 2017.
The volatility of these results continues to be of concern to us and we believe successfully mitigating that volatility must be part of our evaluation of all possible strategic options for our investment in Lloyd’s, which we announced in early February.
We continue to see moderation in the level of expenses, which were $7.9 million in the quarter and $31.7 million for the year. This compares to $7.2 million in the fourth quarter of 2017 and $27.0 million for 2017. We believe the expense ratio will improve if the Syndicates’ operations are able to achieve scale, but the timing of that milestone is, by necessity, a part of our strategic review.
Maximum underwriting capacity for Syndicate 1729 in 2019 is approximately $163.3 million of which $99.5 million is our allocated underwriting capacity. This excludes approximately $15.3 million dedicated to Syndicate 6131 for which ProAssurance is the sole capital provider. The capital we are providing for Syndicate 6131 comes from capital we have already committed to the Lloyd’s segment. We currently support our commitment with investment securities deposited with Lloyd’s which had a fair value of approximately $142.7 million at December 31, 2018.
CORPORATE SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Net investment income	$22,754	$25,211	(9.7%)	$86,960	$92,867	(6.4%)
Equity in earnings (loss) of unconsolidated subsidiaries	$(3,300)	$(455)	(625.3%)	$8,948	$8,033	11.4%
Net realized investment gains (losses)	$(42,468)	$(3,602)	(1,079.0%)	$(39,879)	$12,388	(421.9%)
Total revenues	$(22,226)	$22,068	(200.7%)	$59,554	$116,176	(48.7%)
Operating expenses	$3,415	$8,214	(58.4%)	$18,767	$29,275	(35.9%)
Interest expense	$4,855	$4,442	9.3%	$16,163	$16,844	(4.0%)
Income tax expense (benefit)	$(14,131)	$16,965	(183.3%)	$(17,715)	$21,927	(180.8%)
Segment operating results	$(16,365)	$(7,553)	(116.7%)	$42,339	$48,130	(12.0%)

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The operating loss in our Corporate segment for the quarter was primarily the result of a $42.5 million net realized investment loss in our equity portfolio. As of February 15, 2019, we estimate that mark-to-market adjustments would reverse approximately $32 million or 75% of that loss.
The decline in net investment income (quarter-over-quarter and year-over-year) is primarily due to lower earnings from certain classes of investments. The decrease in equity in earnings (loss) of unconsolidated subsidiaries was primarily due to lower reported earnings from a few LP investments and increases in the amortization on our tax credit partnerships. In addition, our net investment result reflected the impact of the adoption of a new accounting standard during the first quarter of 2018 which requires that certain equity investments be measured at fair value with changes in fair value recognized in net income.
For the year, the segment’s operating results were positive, although lower than in 2017 due to the effects of the fourth quarter loss. Our income tax benefit in the quarter of $14.1 million was primarily the result of our net loss, a lower corporate tax rate, a portion of our investment income being tax-exempt and our ability to utilize tax credits in the current tax year as well as the previous tax year through carryback provisions of the tax law. Those same factors produced a tax benefit for the year of $17.7 million.
Our effective tax rate is a benefit of 62.1% at December 31, 2018 due to the effects cited above. Our utilization of tax credits was $5.3 million in the quarter, unchanged from fourth quarter 2017. Our projected tax credits for 2019 are less than those used in 2018, however, they continue to have a significant impact on the effective tax rate for 2019.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight significant risks, assumptions and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions, and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations, including the impact of Brexit;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

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•	changes in the interest and tax rate environment;
•	resolution of uncertain tax matters and changes in tax laws, including the impact of the TCJA;
•	changes in laws or government regulations regarding financial markets or market activity that may affect our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•	changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the FASB, the SEC, the PCAOB or the NYSE that may affect our business;
•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

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•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's market and our participation in Lloyd's Syndicates include, but are not limited to, the following:
•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 and Syndicate 6131 have little ability to control, such as a decision to not approve the business plan of Syndicate 1729 or Syndicate 6131, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked, making it more difficult for a Lloyd's Syndicate to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
•
Syndicate 1729 and Syndicate 6131 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future could adversely affect the quality and profitability of Syndicate 1729’s or Syndicate 6131's business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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